Exhibit 10.12

AMENDMENT TO AGREEMENT

This is an Amendment to the Research Collaboration and License Agreement between MERCK & CO., INC., a corporation organized and existing under the laws of New Jersey (“MERCK”) and ARRIS PHARMACEUTICAL CORPORATION, a corporation organized and existing under the laws of Delaware, now known as Axys Pharmaceuticals, Inc. (“Axys”) made as of November 6, 1996 (the “Agreement”).

1.             Section 2.8 of the Agreement is hereby amended to read in its entirety:  “Research Program Term.  Except as otherwise provided herein, the term of the Research Program shall commence on the Effective Date and continue for a period of two years (or for three or more years if extended as provided below in this Section 2.8) (the “Research Program Term”), except that MERCK may terminate the Research Program and this Agreement in accordance with Section 8.2.  The parties by mutual written agreement executed by authorized representatives may extend the Research Program Term for one or more additional years.  Upon extension of the Research Program Term, if applicable, Attachment 2.1 setting forth the Research Program shall be amended in writing by mutual agreement.”

2.             Section 5.2 of the Agreement is hereby amended by adding a new subsection (d) as follows:  “(d) For Each Other Additional Year of the Research Program Term:  If the Research Program Term is extended for a Fourth or more additional Years as set forth in Section 2.8 above, payments for the Fourth Year and for each other additional year shall equal [***] per required FTE.”

3.             All references in the Agreement to ARRIS or to Arris shall be deemed references to Axys.  All references in the Agreement to Arris Pharmaceutical Corporation shall be deemed references to Axys Pharmaceuticals, Inc.

4.             Section 9.7 of the Agreement is hereby amended to substitute the following new address of Axys for the former address of Arris:

Axys Pharmaceuticals, Inc.
180 Kimball Way
South San Francisco, California  94080
Attention:  President, Chief Operating Officer
Telecopier No.:  650/829-1001

5.             Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Agreement.  The Agreement, together with this Amendment, contain the entire understanding of the parties with respect to their subject matter.  All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of the Agreement.  This Agreement may be amended, or any term thereof modified, only by a written instrument duly executed by both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of February 9, 1998.

MERCK & CO., INC.		AXYS PHARMACEUTICAL, INC.

By:	/s/ Bennett M. Shapiro	By:	/s/ Daniel H. Petree
	Bennett M. Shapiro		Daniel H. Petree
	Executive Vice President		President &
	Worldwide Basic Research		Chief Operating Officer

[***] indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.